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                                                                    EXHIBIT 99.3

                                 [ZENGINE LOGO]


                                                             _________ ___, 2000



Dear Broker:

As you may know, we are undertaking an initial public offering of our shares of common stock. We are permitting Miami Computer Supply Corporation (MCSi) to use the MCSi Subscription Program to offer MCSi stockholders the opportunity to buy shares of our common stock at the initial public offering price. The price per share under this program will be the same price that all investors will pay in our initial public offering.

The enclosed questions and answers will provide you with the key terms of the MCSi Subscription Program. THE MCSi SUBSCRIPTION PROGRAM WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME ON THE THIRD BUSINESS DAY AFTER THE OFFERING PRICE IS SET.

If you have any questions regarding the MCSi Subscription Program, please call MCSi at (___) ___-____. PLEASE DO NOT CALL ZENGINE REGARDING THIS PROGRAM. You also may find information about this program on MCSi's web site at www.mcsinet.com.

Preliminary prospectuses for distribution to MCSi stockholders are being distributed through Corporate Investor Communications, Attention: Processing Department, 111 Commerce Road, Carlstadt, NJ 07072-2586, telephone number (201) 896-1900. Please call Corporate Investor Communications if you do not receive a sufficient number of prospectuses for distribution to MCSi stockholders. You should provide a copy of the preliminary prospectus to each MCSi stockholder on whose behalf you hold shares who is eligible to participate in this program.

                                     Sincerely,


                                     Joseph M. Savarino
                                     PRESIDENT AND CHIEF EXECUTIVE OFFICER


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                            MCSi SUBSCRIPTION PROGRAM
                                FOR ZENGINE, INC.

Q: WHO IS ELIGIBLE TO PARTICIPATE IN THE MCSi SUBSCRIPTION PROGRAM FOR ZENGINE, INC.?

A:   Only record holders of at least 100 shares of MCSi stock on _____ __, 2000.

Q:   HOW WAS THE OPPORTUNITY TO PURCHASE IPO SHARES ALLOCATED TO MCSi
     STOCKHOLDERS?

A: MCSi stockholders received a subscription offer to purchase __ shares of Zengine common stock for each __ shares of MCSi owned of record on ______ __, 2000, subject to the minimum purchase requirement.

     If a MCSi stockholder owned at least 100 shares of MCSi common stock but the number of shares was not evenly divisible by __, MCSi will round up the subscription offer to the next whole number. Depository Trust Clearing Corporation will notify its participants of the date by which the roundup requests must be submitted.

     The offer to purchase shares under the MCSi Subscription Program is nontransferable and cannot be combined among multiple accounts. There will not be an oversubscription privilege under this program.

Q:   IS THERE A MINIMUM PURCHASE REQUIREMENT?

A: The minimum subscription that will be accepted is for __ shares of Zengine common stock. Therefore, holders of fewer than ___ MCSi shares as of _____ __, 2000 will be unable to purchase shares in the MCSi Subscription Program for Zengine.

Q: HOW WILL I KNOW WHEN THE OFFERING PRICES AND WHAT THE EXPIRATION DATE FOR THE OFFERING WILL BE?

A: When the offering is declared effective by the Securities and Exchange Commission (SEC) and the offering price is set, MCSi will

         -        issue a press release to the wire services

         - send you an e-mail alert if you signed up for this on its Web site at www.mcsinet.com

         -        post this information on its Web site

         - update its investor relations line (___) ___-____ through which you will be able to listen to the text of the press release announcing the price and the expiration date or request a faxed copy of the release

         - notify the New York Stock Exchange and request that they notify all of their members to notify Depository Trust Clearing Corporation, which will electronically notify all of its participants

Q:   WHEN CAN SUBSCRIPTIONS AND PAYMENT BE SUBMITTED?

A: Subscriptions and payment will only be accepted by the offering agent after the initial public offering price of the Zengine common stock has been determined. Registrar and Transfer Company is the offering agent.

     Once a subscription and payment have been received and accepted by the offering agent, the subscription may not be revoked.


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     THE OFFERING AGENT WILL STOP ACCEPTING SUBSCRIPTIONS AND PAYMENTS AT 5:00
     P.M. NEW YORK CITY TIME ON THE THIRD BUSINESS DAY AFTER THE IPO PRICE HAS BEEN SET.

     Depository Trust Clearing Corporation will handle subscriptions on behalf of its participants. When you subscribe for shares of Zengine through DTCC's automated subscription system, you will be required to confirm that you are subscribing only on behalf of holders that meet the minimum per account purchase requirement of __ shares.

Q: WHEN WILL THE ZENGINE SHARES PURCHASED IN THE MCSi SUBSCRIPTION PROGRAM BE DISTRIBUTED?

A: The offering agent is expected to distribute the shares to Depository Trust Clearing Corporation approximately two to three business days following the expiration of the MCSi Subscription Program.

Q: WHAT ARE THE TAX CONSEQUENCES OF RECEIPT OF THE SUBSCRIPTION OFFER AND ITS EXERCISE?

A: MCSi shareholders should consult their own tax advisors about the federal, state and other tax consequences of the program. Nevertheless, we believe that, as a result of having the opportunity to participate in the MCSi Subscription Program, MCSi shareholders will be considered to have received neither a taxable distribution of property nor an adjustment to the basis in their MCSi shares. If a MCSi shareholder exercises the subscription offer, we believe the basis in the shares of Zengine acquired upon exercise will be the public offering price plus any processing fees incurred by the shareholder in connection with the exercise of the subscription offer. The Internal Revenue Service is not bound by this position.


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